Exhibit 99.1

News from Trans-Lux
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26 Pearl Street   Norwalk, CT  06850   203.853.4321


FOR IMMEDIATE RELEASE


For Further Information
Contact: Angela Toppi
Executive Vice President & CFO
203.642.5903


                        TRANS-LUX CEO MULCAHY TO RETIRE


NORWALK, CT., November 2, 2009 - Trans-Lux Corporation (NYSE Amex: TLX), a leading supplier of programmable electronic information displays, today announced that President and Chief Executive Officer Michael R. Mulcahy has decided to retire due to health and personal reasons on December 31, 2009. The announcement was made by Trans-Lux Board Chairman Gene Jankowski, who said the Board would direct the search for Mr. Mulcahy's successor.

"Mike Mulcahy epitomizes the Trans-Lux 'can do' spirit," Mr. Jankowski noted. "For more than 40 years, he has provided leadership at every level of our organization, and we wish him a satisfying, well-deserved and healthy retirement."

Mr. Mulcahy joined Trans-Lux in 1967 and has contributed to the success of the company in key positions in field service, project management and sales as well as in various senior management positions. In 1995, he was named Executive Vice President of Sales/Marketing/Engineering, and subsequently pioneered the company's sales efforts of major display systems into the financial markets. He was responsible for installations at the Chicago Board of Trade, Chicago Mercantile Exchange and other major exchanges.

Originally responsible for increasing Trans-Lux's International Sales operations, he expanded the company's presence in Europe, Australia, Mexico and other parts of the world. He was named President and Co-Chief Executive Officer in 2002 and President and Chief Executive Officer in 2008.

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"Having enjoyed and devoted the past 42 years of my career to Trans-Lux, I now look forward to spending my retirement with my wife and partner of 42 years, my children and grandchildren," said Mr. Mulcahy.

About Trans-Lux

Trans-Lux is a full service, worldwide provider of integrated electronic display solutions for today's communications environments. Incorporated in 1920, Trans-Lux specializes in the design, manufacture, installation and service of large-scale indoor and outdoor LED electronic display systems for applications in the financial, banking, gaming, advertising, corporate, retail, transportation, entertainment and sports industries. Trans-Lux offers unique control systems as well as content through its partnerships with key data suppliers in the markets the Company serves. Trans-Lux has display equipment installed at thousands of locations around the world, including the world's major financial exchanges. For more information, please visit our web site at www.trans-lux.com.


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